Exhibit 10.10 - Form of Restricted Stock Unit Award Agreement

SEMCO ENERGY, INC.
2004 Stock Award and Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee:	[Insert Name]
Grant:	[Insert # Units]
Grant Date:	[Insert Date]

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is effective as of the Grant Date stated above, by and between SEMCO Energy, Inc. and the Grantee.
WHEREAS, the Restricted Stock Units described in this Agreement have been granted pursuant to, and are governed by, the Plan;
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1. Restricted Stock Unit Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee the Restricted Stock Units as specified above.
2. Vesting. Except as stated in Section 3 of this Agreement, the Grantee shall become vested in the Restricted Stock Units in accordance with the following schedule:
(a) [Insert #] Units shall become vested on [Insert 1st Anniversary Date], provided that Grantee remains actively employed by the Company on such date;
(b) [Insert #] Units shall become vested on [March 31, 2006], provided that the performance objectives established by the Committee for the performance period beginning on [March 31, 2005] and ending on [March 31, 2006] (as set forth in Schedule A to the Agreement) have been satisfied as of such date; and

(c) [Insert #] Units shall become vested on [March 31, 2007], provided that the performance objectives established by the Committee for the performance period beginning on [March 31, 2006] and ending on [March 31, 2007] (as set forth in Schedule A to the Agreement) have been satisfied as of such date.
3. Accelerated Vesting. Notwithstanding the vesting requirements specified in Section 2 of this Agreement, all Restricted Stock Units shall become 100% vested upon the earliest to occur of the following vesting dates:

(i)	the Grantee’s Retirement Date;
(ii)	the Grantee’s Disability Retirement Date;
(iii)	the date of the Grantee’s death prior to his termination of employment from the Company;
(iv)	the date the Company terminates the Grantee’s employment without Cause;
(v)	the date the Grantee terminates his employment with Good Reason; or
(vi)	the date of a Change in Control.
4. Delivery of Shares. On [June 1, 2007], the Company shall pay to Grantee a number of shares of Stock equal to the number of Restricted Stock Units that have vested pursuant to Sections 2(a), 2(b) and 2(c). Certificates representing such shares of Stock shall be delivered to the Grantee as soon as practicable thereafter.
5. Ownership Rights. Upon payment of the Shares in accordance with Section 4 above, the Grantee shall exercise all ownership rights (including, without limitation, the right to vote and the right to receive dividends) with respect to such shares, provided that voting and dividend rights with respect to the shares will be exercisable only if the record date for determining shareholders entitled to vote, or to receive dividends, falls on or after the date of such payment.
6. Deferral of Exercise or Delivery of Shares. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires the Company, the Committee or the Grantee to take any action or refrain from action in connection with the award of or delivery of Restricted Stock Units or Stock under this Agreement, or to delay such award or delivery, then the award or delivery of such shares shall be deferred until such action has been taken or such restriction on action has been removed.

7. General Provisions. The Grantee acknowledges that he has read, understands and agrees with all of the provisions in this Agreement and the Plan, including (but not limited to) the following:
(a) Authority of Committee. The Committee shall have all the authority set forth in the Plan including, but not limited to, the authority to administer the Agreement and the Plan; to make all determinations with respect to the construction and application of the Agreement, the Plan, and the resolutions of the Board of Directors establishing the Plan; to adopt and revise rules relating to the Agreement and the Plan; and to make other determinations which it believes are necessary or advisable for the administration of the Agreement and the Plan. Any dispute or disagreement which arises under this Agreement or the Plan shall be resolved by the Committee in its absolute discretion. Any such determination, interpretation, resolution, or other action by the Committee shall be final, binding and conclusive with respect to the Grantee and all other persons affected thereby.
(b) Notices. Any notice which is required or permitted under this Agreement shall be in writing (unless otherwise specified in the Agreement or in a writing from the Company to the Grantee), and delivered personally or by mail, postage prepaid, addressed as follows: (i) if to the Company, at 1411 Third Street, Ste. A, Port Huron, Michigan 48060, Attention: Corporate Secretary, or at such other address as the Company by notice to the Grantee may have designated from time to time; (ii) if to the Grantee, at the address indicated in the Grantee's then-current personnel records, or at such other address as the Grantee by notice to the Company may have designated from time to time. Such notice shall be deemed given upon receipt.
(c) Taxation. The Grantee shall be responsible for all applicable income and withholding taxes and the employee share of FICA taxes with respect to any compensation income generated with respect to his vested Restricted Stock Units under this Agreement. The Company may reduce the number of Restricted Stock Units (and shares of Stock) to pay the applicable FICA withholding taxes on the vested Restricted Stock Units and any federal and state income tax withholdings related to such FICA amount.

(d) Nontransferability. This Agreement and the Restricted Stock Units granted to the Grantee shall be nontransferable and shall not be sold, hypothecated or otherwise assigned or conveyed by the Grantee to any other person, except as specifically permitted in this Agreement. No assignment or transfer of this Agreement or the rights represented thereby, whether voluntary or involuntary, or by operation of law or otherwise, shall vest in the assignee or transferee any interest or right whatsoever, except as specifically permitted in this Agreement. The Agreement shall terminate, and be of no force or effect, immediately upon any attempt to assign or transfer the Agreement or any of the Restricted Stock Units to which the Agreement applies.
(e) Designation of Beneficiary. Notwithstanding anything in Section 7(d) to the contrary, the Grantee may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under this Agreement. Such a designation shall be filed with the Company in accordance with uniform procedures specified by the Committee. The Grantee may change or revoke a Beneficiary designation at any time by filing a written statement of such change or revocation with the Company in accordance with uniform procedures specified by the Committee. No Beneficiary designation or change of Beneficiary designation will be effective until notice thereof is received. If Grantee fails to designate a Beneficiary or if the Beneficiary predeceases the Grantee, the legal representative of Grantee's estate shall be deemed to be his Beneficiary for purposes of this Agreement. The Grantee is not required to obtain spousal consent to designate someone other than the spouse as beneficiary.
(f) No Shareholder Rights. Except as otherwise specifically provided in Section 5 of this Agreement, the Grantee shall have no rights as a shareholder of the Company and shall not be deemed to be a shareholder of the Company for any purpose.

(g) Not an Employment Contract. This Agreement shall not be deemed to limit or restrict the right of the Company to terminate the Grantee's employment at any time, for any reason, with or without cause, or to limit or restrict the right of the Grantee to terminate his employment with the Company at any time.
(h) Amendment or Termination. This Agreement may be amended or terminated at any time by the mutual agreement and written consent of the Grantee and the Committee, but only to the extent permitted under the Plan.
(i) Governing Instrument. This Agreement is subject to all terms and conditions of the Plan and shall at all times be interpreted in a manner that is consistent with the intent, purposes, and specific language of the Plan.
(j) Severability. If any provision of this Agreement should be held illegal or invalid for any reason by the Committee or court of applicable jurisdiction, such determination shall not affect the other provisions of this Agreement, and it shall be construed as if such provision had never been included herein.
(k) Headings/Gender. Headings in this Agreement are for convenience only and shall not be construed to be part of this Agreement. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.
(l) Governing Law. This Agreement shall be construed, and its provisions enforced and administered, in accordance with the laws of the State of Michigan and, where applicable, federal law.
8. Definitions. All capitalized terms shall have the meaning set forth in the Plan or, if not defined in the Plan, shall be defined as set forth below.
(a) Cause has the meaning specified in Section 4.1.3 of the Severance Agreement.
(b) Change in Control has the meaning specified in Section 4.6 of the Severance Agreement.

(c) Company means SEMCO Energy, Inc., its successors and assigns, and any other company or other entity, whether foreign or domestic, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than eighty percent (80%) by reason of stock ownership or otherwise.
(d) Disability Retirement Date means the date of the Optionee’s termination of employment from the Company due to Disability. For purposes of this Agreement, Disability is defined as, the Employee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
(e) Severance Agreement means the severance agreement entered into as of [Insert Date] by and between SEMCO Energy, Inc. and Grantee.
(f) Good Reason has the meaning specified in Section 4.2.1 of the Severance Agreement.
(g) Grant means the number of Restricted Stock Units specified on the first page of this Agreement.
(h) Grant Date means the date set forth on the first page of this Agreement.
(i) Grantee means the Eligible Person named on the first page of this Agreement.
(j) Plan means the SEMCO Energy, Inc.2004 Stock Award and Incentive Plan, as adopted by the Board of Directors on March 12, 2004, and approved by the Company’s shareholders on May 24, 2004, and as amended from time to time.
(k) Restricted Stock Units means the measurement unit, representing shares of Stock, which is granted under the terms and conditions of this Agreement.

(l) Retirement Date means the Grantee’s date of termination from the Company on which Grantee is eligible to receive an immediate annuity under the terms of the SEMCO Energy, Inc. Retirement Plan (or any successor tax-qualified retirement plan maintained for salaried employees of the Company).
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers under its corporate seal, and the Grantee has executed this Agreement, as of the day and year first above written.
SEMCO ENERGY, INC. By:____________________________
ATTEST: __________________________ Corporate Secretary
GRANTEE _______________________________ Name:__________________________

SCHEDULE A

PERFORMANCE TARGETS

Performance Requirement for the vesting of units identified in Article 2 (b) [Insert # Units]

_________________________________________________________________________________________________________________________________________________________________________________________________________

Performance Requirement for the vesting of units identified in Article 2 (c) [Insert # Units]

_________________________________________________________________________________________________________________________________________________________________________________________________________

GRANTEE ACKNOWLEDGMENT

I, the undersigned, hereby affirm that I have read the Restricted Stock Unit Award Agreement and this Schedule A and understand the terms and conditions of this award.

Printed Name	Date

Signature